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                                                                   EXHIBIT 10.28

                                 LOAN AGREEMENT

    This loan agreement is entered into as of the _________ day of August, 1999 by and between

Chello Broadband N.V. with its corporate seat at Amsterdam, The Netherlands (hereinafter referred to as "Chello"), on the one hand, and

M. L. Schneider, residing at 23 Hyde Park Place, flat 2, London, W2 2LP, United Kingdom (hereinafter referred to as "Employee") on the other hand.

                                  WITNESSETH:

WHEREAS, a stock option plan has been established for Chello (the "Plan"), pursuant to which Employee has been granted an option to acquire 300,000 Rights (as defined in the Plan; hereinafter referred to as the "Option");

WHEREAS, after careful consideration, Employee has decided to exercise the Option granted, but to maintain full ownership of the Certificates purchased under such Option until a later moment in time;

WHEREAS, Chello is prepared to lend to Employee an amount of money equal to the amount of money to be paid by the Employee for the Option so exercised against the terms and conditions contained herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Chello hereby agrees to lend to Employee and Employee hereby agrees to borrow from Chello the amount of NLG 6,000,000 (six million Netherlands Guilders). (Such amount as increased pursuant to paragraph 3 is referred to as the "Loan").

2. No interest shall be due and/or payable on the Loan; however, tax authorities will impute interest and treat imputed interest as income. Chello will pay the amount of any taxes assessed on the imputed interest and any such amount paid by Chello will be added to the Loan.

3. (a) Employee hereby agrees to repay the amount of the loan upon the first sale of the Certificates (as defined in the Plan) to the Foundation (as defined in the Plan), or the first conversion of Certificates into Shares (as defined in the Plan).

    (b) In case of a sale of Certificates originating from the Option referred to in the first Whereas-clause to the Foundation or any other entity designated in accordance with the Plan, the Employee hereby authorizes the Foundation to withhold the corresponding amount of the loan from the payment to be made to Employee by the Foundation, and Chello hereby acknowledges that such withholding shall relieve the Employee from the repayment to Chello of the amount so withheld.

    (c) Furthermore and notwithstanding (b) above, if the Employee still owns Certificates originating from the Option referred to in the first Whereas-clause at the moment that the Option would otherwise have expired, and the Employee continues to own those Certificates after such time, then the Employee shall immediately repay the then outstanding amount of the loan in full.

4. Should the Employee transfer the remaining Certificates originating from the Option referred to in the first Whereas-clause to the Foundation or any other entity designated in accordance with the Plan for the original exercise price, then Employee herewith authorizes the Foundation to pay the amount due to Employee on behalf of Employee to Chello and this loan agreement shall terminate at such time, without the Employee having to pay any amount to Chello, other than amounts already due prior to such transfer as a consequence of Section 2 above.

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5.  This Agreement and all other documents related to the grant of the Option together form the entire agreement between the parties.

6.  Netherlands law shall be applicable to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

            CHELLO BROADBAND N.V.                             M. L. SCHNEIDER

By:
Title:

Read and Acknowledged:
Stichting Administratiekantoor Chello Broadband

By:
Title:
Date:

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